                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              BULL RUN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              BULL RUN CORPORATION
                           4370 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30319

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 1, 2000

                             ---------------------

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bull Run Corporation, a Georgia corporation, will be held at 10:00 a.m., local time, on November 1, 2000, at the offices of Bull Run, 4370 Peachtree Road, N.E., Atlanta, Georgia, for the following purposes:

          1. To elect directors.

          2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors.

          3. To consider and act upon such other business as may properly come before the meeting.

     The board of directors has fixed the close of business on September 15, 2000 as the record date for determining the holders of common stock having the right to receive notice of, and to vote at, the meeting. Only holders of record of common stock at the close of business on such date are entitled to notice of, and to vote at, the meeting. An alphabetical list of stockholders entitled to vote at the meeting, including their address and number of shares held, will be available for inspection by any stockholder, stockholder's agent or stockholder's attorney at the time and place of the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE FOREGOING PROPOSALS TO BE PRESENTED AT THE MEETING.

     Whether or not you expect to attend the meeting, please complete, sign, date and mail promptly the enclosed proxy that is being solicited on behalf of the board of directors. A return envelope that requires no postage if mailed in the United States is enclosed for that purpose. The proxies of stockholders who attend the meeting in person may be withdrawn and such stockholders may vote personally at the meeting.

                                          By Order of the Board of Directors,

                                          Robert S. Prather, Jr.
                                          President and Chief Executive Officer
Atlanta, Georgia
September 28, 2000

                         YOUR VOTE IS IMPORTANT TO US.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                              BULL RUN CORPORATION
                           4370 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30319
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 1, 2000

     This proxy statement is being furnished to the holders of Bull Run Corporation common stock in connection with the solicitation of proxies by the Bull Run board of directors for use at the annual meeting of stockholders to be held at 10:00 a.m., local time, on November 1, 2000, at the offices of Bull Run, 4370 Peachtree Road, N.E., Atlanta, Georgia, or any adjournment or postponement thereof.

     This proxy statement is first being mailed to stockholders of Bull Run on or about October 2, 2000.

PURPOSE OF THE MEETING

     - the election of directors;

     - the ratification of the appointment of Ernst & Young LLP as the independent auditors; and

     - the transaction of such other business as may properly come before the meeting.

REQUIRED VOTES

     Election of directors is by a plurality of votes cast. Approval of the confirmation of Ernst & Young LLP as the independent auditors requires the affirmative vote of holders of a majority of the shares of Bull Run common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

RECORD DATE AND VOTING RIGHTS

     The Bull Run board of directors has fixed the close of business on September 15, 2000 as the record date for determining holders of Bull Run common stock entitled to notice of, and to vote at, the meeting. Only holders of record of Bull Run common stock on that date will be entitled to notice of, and to vote at, the meeting. On the record date, 35,085,477 shares of Bull Run common stock were outstanding and entitled to vote. Each record holder of Bull Run common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders at the meeting.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Bull Run common stock entitled to vote at the meeting is necessary to constitute a quorum and transact business at the meeting. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against the matters being voted upon. If a broker holding shares in street name returns an executed proxy that indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, those shares will count towards determining a quorum, but will have the effect of a vote against the matters being voted upon.

VOTING AND REVOCATION OF PROXIES

     All shares of Bull Run common stock that are entitled to vote and are represented at the meeting by properly executed proxies received before or at the meeting, and not duly and timely revoked, will be voted at the meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted "FOR" the election of directors specified in this proxy statement and "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors of Bull Run. If any other matters are properly presented for consideration at the meeting, including consideration of a motion to adjourn or postpone the meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their best judgment.

     A Bull Run stockholder may revoke his, her or its proxy at any time before its use by delivering to the Secretary of Bull Run a signed notice of revocation or a later, dated, signed proxy or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute the revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Corporate Secretary.

     The cost of solicitation of proxies will be paid by Bull Run. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Bull Run, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Bull Run will, upon request, reimburse them for their reasonable expenses in doing so. Bull Run has retained Mackenzie Partners, Inc. to assist in the solicitation of proxies in person and by telephone, telegram, facsimile or similar method. The fee for such services will be approximately $4,000, plus reimbursement of out-of-pocket expenses.

                             PRINCIPAL STOCKHOLDERS

     As of August 31, 2000, Bull Run knew of no person, other than those set forth below, who is the beneficial owner of more than five percent of the outstanding shares of Bull Run common stock.

                                                                   AMOUNT AND
                                                                   NATURE OF              PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP         OF CLASS
---------------------------------------                       --------------------        ----------
J. Mack Robinson........................................            7,435,894(2)(3)         21.1%
Harriett J. Robinson....................................            7,435,894(2)(3)          21.1
Samuel R. Shapiro(4)....................................            4,362,625(4)             12.4
Shapiro Capital Management Company, Inc.(4).............            3,720,125(4)             10.6
Harriett J. Robinson, Trustee
  Jill E. Robinson Trust................................            3,180,598(2)              9.1
Robert S. Prather, Jr...................................            3,186,338(2)(5)           9.0
Harriett J. Robinson, Trustee
  Robin M. Robinson Trust...............................            3,085,598(2)              8.8
Gulf Capital Services, Ltd..............................            2,673,098(2)              7.6
Robinson-Prather Partnership............................            2,660,598(2)              7.6
James W. Busby(6).......................................            2,135,206(6)              6.1
Hilton H. Howell, Jr....................................            2,036,050(7)              5.8
GE Capital Equity Investments, Inc......................            1,849,287(8)              5.3
General Electric Capital Corporation....................            1,849,287(8)              5.3
Charles L. Jarvie.......................................            1,813,719(9)              5.1

---------------

 (1) Except as noted in footnotes (4), (6), (8) and (9), the address of each of these stockholders is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
 (2) Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of Bull Run; J. Mack Robinson, Chairman of the Board of Bull Run; Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for Robin M. Robinson Trust; Harriett J. Robinson, as trustee for Jill E. Robinson Trust and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of common stock owned by Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of common stock, which is less than the amount disclosed.
 (3) Includes as to each of J. Mack Robinson and his wife, Harriett J. Robinson:
     1,461,046 shares owned directly by Mr. Robinson; 370,700 shares owned directly by Mrs. Robinson; 100,000 shares which Mr. Robinson has the right to acquire through the exercise of options which are currently exercisable or are exercisable within 60 days after August 31, 2000; an aggregate of 945,000 shares owned directly by the Robin M. Robinson Trust and the Jill
     E. Robinson Trust, of each of which Mrs. Robinson is the trustee; an aggregate of 1,886,050 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same); and 12,500 shares owned by Gulf Capital Services, Ltd., of which Mr. Robinson is a general partner. Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares owned by the Robin M. Robinson Trust, the Jill E. Robinson Trust, Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co. and each other.
 (4) Based on a Schedule 13G dated January 11, 2000, the address for Mr. Shapiro and Shapiro Capital Management Company, Inc., a Georgia corporation, is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305. The Schedule 13G reports that Mr. Shapiro is the President, a director and majority stockholder of Shapiro Capital Management, Inc., which reported voting and dispositive power for 3,720,125 shares of Common Stock. Additionally, the Schedule 13G reported sole voting and dispositive power for 557,500 shares owned by The Kaleidoscope Fund, L.P., a Georgia limited partnership, and 85,000 shares owned by Mr. Shapiro's wife. Shapiro Capital Management, Inc. is an investment adviser under the Investment Advisers Act of 1940, having the authority to direct investments of its advisory clients. Mr. Shapiro disclaims beneficial ownership of all securities reported herein by Shapiro Capital Management, Inc.
 (5) Includes 347,740 shares issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days after August 31, 2000.
 (6) Includes an aggregate of 62,044 shares owned by Mr. Busby's two children and 10,000 shares issuable upon the exercise of options which are currently exercisable or are exercisable 60 days after August 31, 2000. The address for Mr. Busby is 1936 London Lane, Wilmington, North Carolina 28405.
 (7) Includes 125,000 shares which Mr. Howell has the right to acquire through the exercise of currently exercisable options; and an aggregate of 1,580,000 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Co., Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Howell is Executive Vice President. Mr. Howell is married to Robin R. Howell, Mr. Robinson's daughter and a beneficiary of the Robin M. Robinson Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of common stock owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Robinson-Prather Partnership and the Robin M. Robinson Trust.
 (8) Based on a Schedule 13G dated February 15, 2000, the address for GE Capital Equity Investments, Inc., a Delaware corporation ("GECEI"), and General Electric Capital Corporation, a New York corporation ("GE Capital"), is 120 Long Ridge Road, Stamford, Connecticut 06927. The Schedule 13G reports that GECEI is a subsidiary of GE Capital, which reported voting and dispositive power for 1,849,287 shares of common stock. Each of GECEI and GE Capital disclaims beneficial ownership of shares owned by the other.
 (9) Includes 654,658 shares issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days after August 31, 2000. Mr. Jarvie was a director of Bull Run from February 2000 until June 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of common stock as of August 31, 2000 by (1) each director, (2) each named executive officer of Bull Run and (3) all current directors and executive officers of Bull Run as a group.

                                                        AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP
                                                         OF BULL RUN COMMON
                                                            STOCK AS OF               PERCENTAGE
NAME OF BENEFICIAL OWNER      POSITION WITH BULL RUN      AUGUST 31, 2000              OF CLASS
------------------------    --------------------------  --------------------      -------------------
J. Mack Robinson..........  Chairman of the Board             7,435,894(1)(2)(3)         21.1%
Robert S. Prather, Jr.....  Director, President and           3,186,338(1)(2)             9.0
                            Chief Executive Officer
James W. Busby............  Director                          2,135,206(1)(4)             6.1
Hilton H. Howell, Jr......  Director; Vice President          2,036,050(1)(5)             5.8
                            and Secretary
W. James Host.............  Director                          1,768,325(1)                4.9
Gerald N. Agranoff........  Director                             95,000(1)                   (6)
Frederick J. Erickson.....  Vice President -- Finance            91,116(1)                   (6)
All current directors and
  current executive
  officers as a group (6
  persons)................                                   12,188,781(7)               33.4

---------------

(1) Includes, as to Mr. Robinson, 100,000 shares of Bull Run common stock; as to Mr. Prather, 347,740 shares of Bull Run common stock; as to Mr. Busby, 10,000 shares of Bull Run common stock; as to Mr. Howell, 150,000 shares of Bull Run common stock; as to Mr. Host, 654,658 shares of Bull Run common stock; as to Mr. Agranoff, 95,000 shares of Bull Run common stock; and as to Mr. Erickson, 82,000 shares of Bull Run common stock; which each had the right to acquire through exercise of options which are currently exercisable or are exercisable within 60 days after August 31, 2000.
(2) Includes 2,660,598 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of Bull Run, J. Mack Robinson, Chairman of the Board of Bull Run, Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for the Robin M. Robinson Trust; Harriett
     J. Robinson, as trustee for the Jill E. Robinson Trust; and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of Bull Run common stock owned by Robinson-Prather Partnership. Each of Messrs. Robinson and Prather disclaims beneficial ownership of the shares of Bull Run common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of Bull Run common stock, which is less than the amount disclosed.
(3) Includes 1,461,046 shares owned directly by Mr. Robinson; 370,700 shares owned directly by Harriett J. Robinson, Mr. Robinson's wife; an aggregate of 945,000 shares owned directly by the Robin M. Robinson Trust and the Jill E. Robinson Trust, of each of which Mrs. Robinson is the trustee; an aggregate of 1,886,050 shares owned by Delta Fire & Casualty Insurance Co., Insurance Company, Delta Life Bankers Fidelity Life Insurance Co. and Georgia Casualty and Surety Co., of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same); and 12,500 shares owned by Gulf Capital Services, Ltd., of which Mr. Robinson is a general partner. Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares of Common Stock owned by the Robin M. Robinson Trust, the Jill E. Robinson Trust, Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co. and each other.
(4)  Includes an aggregate of 62,044 shares owned by Mr. Busby's two children.

(5) Includes an aggregate of 1,886,050 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Co., Bankers Fidelity Life Insurance Co., and Georgia Casualty & Surety Co., of each of which Mr. Howell is Executive Vice President. Mr. Howell is married to Robin R. Howell, Mr. Robinson's daughter and a beneficiary of the Robin M. Robinson Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Robinson-Prather Partnership, and the Robin M. Robinson Trust.
(6)  Less than 1%.
(7) Includes 1,439,398 shares of common stock issuable upon the exercise of options which are currently exercisable or are exercisable within 60 days after August 31, 2000.

     Except as noted in the footnotes above, (i) none of such shares is known by Bull Run to be shares with respect to which such beneficial owner has the right to acquire such shares and (ii) Bull Run believes that the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Bull Run meeting, six directors are to be elected to hold office (subject to Bull Run's bylaws) until the next annual meeting of stockholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which management has no reason to anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting or, if no substitute is selected by management prior to or at the meeting, for a motion to reduce the membership of the board to the number of nominees available.

     Set forth below is certain information concerning each of the nominees.

                                                     PRINCIPAL OCCUPATION DURING THE          YEAR FIRST
                                                    PAST FIVE YEARS, ANY OFFICE HELD          ELECTED A
                NAME                   AGE       WITH BULL RUN, AND OTHER DIRECTORSHIPS        DIRECTOR
                ----                   ---   -----------------------------------------------  ----------
J. Mack Robinson.....................  77    Chairman of the Board since 1994 and Secretary      1992
                                             and Treasurer of Bull Run in 1994; Chairman of
                                             the Board and President of Delta Life Insurance
                                             Company since 1958; President of Atlantic
                                             American Corporation, (an insurance holding
                                             company) from 1988 to 1995, and Chairman of the
                                             Board of Atlantic American Corporation since
                                             1974; director of Gray Communications Systems,
                                             Inc., (a media corporation); President and
                                             Chief Executive Officer of Gray Communications
                                             Systems, Inc. since 1996; director emeritus of
                                             Wachovia Corporation
Gerald N. Agranoff...................  53    Managing general partner of SES Family              1990
                                             Investment & Trading Partnership, L.P. (an
                                             investment partnership); member of Asher B.
                                             Edelman & Associates, LLC (a manager for a
                                             value oriented investment fund); and a general
                                             partner of, and general counsel to, Edelman
                                             Securities Company, L.P. (a registered
                                             broker-dealer), having been affiliated with the
                                             firm since 1982; Vice President, general
                                             counsel and a director of Dynacore Holdings
                                             Corporation, the successor company to Datapoint
                                             Corporation (a company engaged in computer and
                                             software related activities); director of Canal
                                             Capital Corporation and Atlantic Gulf
                                             Communities Corporation
James W. Busby.......................  46    President of Del Mar of Wilmington Corporation      1994
                                             (a real estate development company) since 1997;
                                             President of Datasouth Computer Corporation, a
                                             subsidiary of Bull Run since 1994, from 1984 to
                                             1997; one of the founders of Datasouth in 1977,
                                             serving as Secretary from 1977 until 1984
W. James Host........................  62    Chief Executive Officer since 1972 and founder      1999
                                             of Host Communications, Inc., a subsidiary of
                                             Bull Run since 1999; director of Rawlings
                                             Sporting Goods Company, Inc.

                                                     PRINCIPAL OCCUPATION DURING THE          YEAR FIRST
                                                    PAST FIVE YEARS, ANY OFFICE HELD          ELECTED A
                NAME                   AGE       WITH BULL RUN, AND OTHER DIRECTORSHIPS        DIRECTOR
                ----                   ---   -----------------------------------------------  ----------
Hilton H. Howell, Jr. ...............  38    Vice President and Secretary of Bull Run since      1994
                                             1994; President and Chief Executive Officer of
                                             Atlantic American Corporation (an insurance
                                             holding company) since 1995 and Executive Vice
                                             President from 1992 to 1995; Executive Vice
                                             President and General Counsel of Delta Life
                                             Insurance Company and Delta Fire & Casualty
                                             Insurance Co. since 1991; Executive Vice
                                             President, since September 2000, and director
                                             of Gray Communications Systems, Inc.
Robert S. Prather, Jr. ..............  55    President and Chief Executive Officer of Bull       1992
                                             Run since 1992; director of Gray Communications
                                             Systems, Inc. since 1993 and Executive Vice
                                             President since 1996; director of The Morgan
                                             Group, Inc. and Rawlings Sporting Goods
                                             Company, Inc.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Bull Run's directors and executive officers, and persons who own more than 10 percent of the Bull Run common stock, to file with the Securities and Exchange Commission initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of Common Stock. To Bull Run's knowledge, based solely on review of the copies of such reports furnished to Bull Run and representations that no other reports were required during the year ended June 30, 2000 all Section 16(a) filing requirements applicable to Bull Run's officers, directors and greater than 10 percent beneficial owners were met.

BOARD COMMITTEES AND MEMBERSHIP

     The Bull Run board of directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by Bull Run's independent auditors, as well as Bull Run's accounting principles and system of internal accounting controls, and to review and approve any transactions between Bull Run and its directors, officers or significant stockholders. The Audit Committee held one meeting during the fiscal year ended June 30, 2000. The members of the Audit Committee are Messrs. Agranoff, Busby and Howell.

     The Bull Run board has a Management Compensation and Stock Option Committee, the purpose of which is to set the compensation of Bull Run's President and Chief Executive Officer and other executive officers and to review executive job performance, as well as the overall management compensation program. The Compensation and Stock Option Committee held one meeting during the fiscal year ended June 30, 2000, and its members are Messrs. Agranoff, Busby and Robinson.

     Bull Run does not have a nominating committee. The Bull Run board of directors held two meetings during the fiscal year ended June 30, 2000. During the fiscal year ended June 30, 2000 each of the directors standing for election attended at least 75% of the aggregate number of meetings of the board of directors and meetings of all committees of the board on which such director served.

                            MANAGEMENT COMPENSATION

     The following table contains information about the compensation earned by Bull Run's President and Chief Executive Officer and the other executive officer of Bull Run who earned more than $100,000 for the fiscal year ended June 30, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                   COMPENSATION AWARDS
                                                               ----------------------------
                                         ANNUAL COMPENSATION   RESTRICTED     SECURITIES
                                         -------------------     STOCK        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY     BONUS       AWARDS     OPTIONS SARS(#)   COMPENSATION
---------------------------    -------   --------   --------   ----------   ---------------   ------------
Robert S. Prather, Jr. ......     2000   $388,000   $125,000                                   $10,000(1)
  President Chief Executive       1999
  Officer of Bull Run          (6 mos.)   176,346                                                9,600(1)
                                  1998    339,580    125,000      --                    --       9,600(1)
                                  1997    332,018    100,000      --        300,000 shares       9,500(1)
Frederick J. Erickson........     2000   $140,500   $ 36,377                                    10,613(1)
  Vice President -- Finance
  of                              1999
  Bull Run and Executive       (6 mos.)    65,846         --                 50,000 shares       5,298(1)
  Vice President of Datasouth     1998    122,962     22,450      --                    --       9,600(1)
                                  1997    112,831     12,626      --                    --       7,854(1)

---------------

(1) Consists of employer contributions to the defined contribution retirement plan.

     Robert S. Prather, Jr., a director who is also an employee of Bull Run, received fees of $4,500 during the fiscal year ended June 30, 2000 for his services as a director. Directors of Bull Run or its subsidiaries are entitled to a fee of $15,000 per year for their services as directors and are reimbursed for their expenses for each meeting attended. During the fiscal year ended June 30, 2000, W. James Host waived his right to receive a director's fee. Directors who are not employees of Bull Run or its subsidiaries are eligible to receive stock options under Bull Run's Non-Employee Directors' 1994 Stock Option Plan. In 1999, each of Gerald N. Agranoff and James W. Busby, directors of Bull Run, was granted an option to purchase up to 5,000 shares of Bull Run common stock at an exercise price of $3.94 per share (the market value of Bull Run common stock on the date of grant) under the 1994 Non-Employee Directors' Plan. In 1998, each of Gerald N. Agranoff and James W. Busby, directors of Bull Run, was granted an option to purchase up to 5,000 shares of Common Stock at an exercise price of $4.38 per share (the market value of Bull Run common stock on the date of grant) under the 1994 Non-Employee Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     J. Mack Robinson, Gerald N. Agranoff and James W. Busby are the members of Bull Run's Compensation and Stock Option Committee. Mr. Robinson, Chairman of the Board of the Company, is also President and Chief Executive Officer of Gray Communications Systems, Inc., Bull Run's 13.1%-owned affiliate, and serves on the Compensation Committee of Gray. Robert S. Prather, Jr., President, Chief Executive Officer and a director of Bull Run, is also Executive Vice President and a director of Gray. Hilton H. Howell, Jr., Vice President, Secretary and a director of Bull Run, is also Executive Vice President and a director of Gray. Mr. Busby was President of Datasouth Computer Corporation, Bull Run's wholly owned subsidiary, from 1984 until his retirement in 1997.

     Bull Run provides consulting services to Gray from time to time in connection with Gray's acquisitions, dispositions and acquisition financing. During the fiscal year ended June 30, 2000, Bull Run charged Gray fees totaling $1,290,000 for such services. Gray also owns an option to purchase Bull Run's investment in Sarkes

Tarzian, Inc. Fees paid to Bull Run by Gray in connection with this option and a related finders' fee were $917,000 during the fiscal year ended June 30, 2000.

EMPLOYMENT AGREEMENTS

     Robert S. Prather, Jr. was a party to an employment agreement with Bull Run, which expired in December 1999. Mr. Prather's agreement provided that he serve as President and Chief Executive Officer of Bull Run at an annual salary of $325,000, subject to increase at the discretion of the Bull Run board of directors.

     Datasouth, Bull Run's wholly-owned subsidiary, had an agreement, which expired on March 31, 2000, with Frederick J. Erickson, Datasouth's Executive Vice President -- Finance & Administration, Chief Financial Officer, Treasurer, and Secretary. The agreement obligated Datasouth to pay Mr. Erickson 100% of his annual base salary for a 12-month period in the event employment is terminated within 12 months of a "Change of Control" of Datasouth, as defined in the agreement. The agreement also obligated Datasouth to continue to provide medical and dental benefits and life insurance coverage to Mr. Erickson for a period of one year following termination of his employment.

STOCK OPTIONS

     The following table sets forth information concerning stock options granted during the fiscal year ended June 30, 2000 to the named executive officers. The options were granted pursuant to the Company's 1994 Long Term Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                         % OF TOTAL                                     VALUE AT ASSUMED
                            NUMBER OF      OPTIONS                                    ANNUAL RATES OF STOCK
                            SECURITIES   GRANTED TO                                  PRICE APPRECIATION FOR
                            UNDERLYING    EMPLOYEES    EXERCISE                          OPTION TERM(3)
                             OPTIONS      IN FISCAL    OR BASE                       -----------------------
NAME                        GRANTED(#)     PERIOD       PRICE      EXPIRATION DATE     5%($)        10%($)
----                        ----------   -----------   --------   -----------------  ----------   ----------
Robert S. Prather, Jr.....    18,185(1)                 $0.34     September 1, 2006   $ 44,498     $ 61,370
                              18,185(1)                  0.34       July 23, 2007       46,761       67,374
                              18,185(1)                  0.34       June 2, 2008        49,011       73,607
                              18,185(1)                  0.34      January 8, 2009      50,617       78,236
                              ------                                                  --------     --------
                              72,740(1)      2.3%(2)                                  $190,887     $280,586
                              ======                                                  ========     ========

---------------

(1) All options were granted as a result of a merger agreement effective December 17, 1999, whereby Mr. Prather's options to purchase Host Communications, Inc. common stock were converted to options to purchase Bull Run common stock.
(2) Options for a total of 3,169,266 shares were granted to employees during the fiscal year ended June 30, 2000, of which, 2,994,266 were issued in connection with the merger agreement effective December 17, 1999.
(3) Represents the potential appreciation of the options over their stated term, based upon assumed compounded rate of appreciation of 5% per year and 10% per year, using the June 30, 2000 market value of $2.06 as the basis upon which the price appreciates. The amounts set forth in these columns are not intended as forecasts of future appreciation, which is dependent upon the actual increase, if any, in the market price of the underlying shares, and there is no assurance that the amounts of appreciation shown in the table actually will be realized.

     The following table sets forth information concerning outstanding and unexercised options held by the named executive officers set forth in the table above as of June 30, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF      EXERCISABLE
                                                                           CLOSING    UNEXERCISABLE      IN-THE-
                                   EXERCISE     UNEXERCISABLE   EXERCISE   PRICE AT    IN-THE-MONEY       MONEY
NAME                                OPTIONS        OPTIONS       PRICE     6/30/00       OPTIONS         OPTIONS
----                              -----------   -------------   --------   --------   --------------   ------------
Robert S. Prather, Jr...........     72,740                      $0.34      $2.06                        $125,026
                                     75,000                       0.75       2.06                          98,437
                                    200,000                       2.68       2.06
                                    -------                                                              --------
                                    347,740                                                              $223,463
                                    =======                                                              ========

Frederick J. Erickson...........     72,000                      $0.88      $2.06                        $ 85,500
                                     10,000        40,000         3.69       2.06
                                    -------        ------                                                --------
                                     82,000        40,000                                                $ 85,500
                                    =======        ======                                                ========

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     Bull Run's executive compensation program is administered by the Management Compensation and Stock Option Committee of the board of directors, a committee currently composed of Gerald N. Agranoff, James W. Busby and J. Mack Robinson, all of whom are non-employee directors. The Compensation Committee makes recommendations to the board of directors concerning the overall philosophy of Bull Run's executive compensation program, which consists of base salaries, annual incentives and long-term incentives, and makes determinations with respect to the grant of incentive awards, stock options and restricted stock awards to the executive officers and certain employees of Bull Run and its subsidiaries.

     Executive Compensation Philosophy. Bull Run's executive compensation program is designed to attract, retain and motivate qualified executive personnel by recognizing and rewarding their accomplishments in support of Bull Run and its subsidiaries' businesses. The Compensation Committee's approach to structuring the total compensation package emphasizes base salary and annual incentive opportunities, along with significant long-term incentive opportunities that strongly link executive rewards to long-term stockholder value creation. Bull Run does not provide any significant executive perquisites as part of this total compensation package.

     Competitive Market Reviews. Each year the Compensation Committee reviews Bull Run's executive compensation philosophy and the effectiveness and competitiveness of key executive compensation programs. The Compensation Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting this annual review, the Compensation Committee may use salary surveys, reports and other data prepared by independent compensation consultants, although it did not do so in fiscal 2000.

     Components of the Executive Compensation Program. The Compensation Committee's policy for determining an executive's base salary, annual incentive award and long-term incentive compensation is based on the responsibility of such executive, his impact on the operations and profitability of Bull Run or of the business unit for which such executive has operating responsibility and the knowledge and experience of such executive. The following describes the various factors affecting the Compensation Committee's decisions relating to each component of Bull Run's executive compensation package:

          Base Salary. Base salary is intended to provide compensation equal to the average compensation levels at comparable companies for equivalent positions. Although the Compensation Committee believes that its compensation structure is similar to that of other comparable companies, it did not specifically compare such structure with that of other companies in fiscal 2000.

          Annual Incentive Awards. Each executive officer is eligible to receive an annual cash incentive award. The amount of the award, like the base salary level, is set with reference to competitive conditions, as will as to the individual's responsibility, knowledge, and experience, and his contribution to Bull Run or to the business unit for which the individual is responsible. Since these determinations are subjective in nature, the Compensation Committee does not assign relative weights to the matters considered. In 1999, the annual incentive award for Messrs. Prather (President and Chief Executive Officer) and Erickson (Vice
     President -- Finance) represented 32% and 26% respectively, of their base salaries.

          Long-Term Incentive Compensation. Bull Run's long-term incentive compensation program is designed to provide equity awards, which are intended to be directly related to the creation of value for Bull Run's stockholders. Long-term incentive compensation consists principally of stock options which generally vest over a period of three to five years. The principal purpose of the long-term incentive compensation program is to reward Bull Run's executives for enhancing the value of Bull Run and, hence, the price of Bull Run common stock and, therefore, stockholders' return. Additionally, this component of the compensation program (through deferred vesting) is designed to create an incentive for the individual to remain with Bull Run. During fiscal 2000, no options were granted to the executive officers of Bull Run (except for options granted to Mr. Prather as a result of the terms of a merger agreement whereby Mr. Prather's options to purchase shares of Host Communications, Inc. were exchanged for options to purchase shares of Bull Run) because such officers had received stock option grants in previous years.

          Benefits. Bull Run offers basic benefits, such as medical, life and disability insurance, which Bull Run believes are comparable to those provided by other companies similar to Bull Run. Bull Run does not have an executive retirement plan nor does it provide other benefits, such as country club memberships, financial counseling or supplemental medical plans.

          Chief Executive Officer. Mr. Prather's base salary for fiscal 2000 was set in accordance with his employment agreement and the amount of his annual incentive award for fiscal 2000 was based on the philosophy and programs described above. The fiscal 2000 annual incentive award principally reflected the achievement of many of Bull Run's fiscal 2000 business objectives and also included the Compensation Committee's subjective evaluation of Mr. Prather's performance during fiscal 2000.

MEMBERS OF THE MANAGEMENT COMPENSATION AND STOCK OPTION COMMITTEE

     The members of the Management Compensation and Stock Option Committee are:

                               Gerald N. Agranoff
                                 James W. Busby
                                J. Mack Robinson

CERTAIN TRANSACTIONS

     Bull Run leases office space from Delta Life Insurance Company, a company of which J. Mack Robinson is Chairman of the Board and principal stockholder. Mr. Robinson is the Chairman of the Board of Bull Run. The term of the lease is for 10 years beginning January 1, 1993 and requires total basic annual rent payments of $164,976 over the 10-year term, plus a pro rata share of expenses.

     In 1998, under its previously announced Stock Repurchase Program, Bull Run purchased 40,000 shares of Bull Run common stock from Gerald N. Agranoff, a director of Bull Run, for $3.69 per share, the market price of the Bull Run common stock on the date of the purchase. Also in 1998, James W. Busby, a director of Bull Run, exercised an option to purchase 225,000 shares of Bull Run common stock at $.96 per share by exchanging 50,956 shares of Bull Run common stock at its then current market price of $4.25 per share. In 1997, under the Stock Repurchase Program, Bull Run purchased 500,000 shares of Bull Run common stock from Mr. Busby for $2.50 per share, the market price of the Bull Run common stock on the date of the purchase.

     In connection with a bank commitment to lend up to $130 million to Bull Run, Mr. Robinson, Bull Run's Chairman of the Board, executed a guarantee agreement in favor of the bank, for which he received for the year ending December 31, 2000, compensation consisting of 304,688 shares of Bull Run common stock, valued at approximately $1,219,000, representing 1.625% of the amount of Mr. Robinson's guarantee. Such agreement provides that if Bull Run defaults on its bank loan, Mr. Robinson will repay the amount of such loan to the bank. If Mr. Robinson is obligated to pay such amount, he would have the right to purchase certain of Bull Run's collateral under such loan as would be necessary for him to recoup his obligation, with such collateral including Bull Run's investments in Gray class A and class B common stock, warrants to purchase Gray class A and class B common stock, Gray series A and series B preferred stocks and Sarkes Tarzian common stock. Mr. Robinson will be released from the guarantee agreement under certain conditions, which include repayment of all or a specified portion of the debt.

     Prior to December 17, 1999, the date on which Host Communications was acquired by the Company, Host Communications loaned Mr. Host, Chief Executive Officer of Host Communications and currently a director of Bull Run, $385,000 under an interest-bearing demand note. Interest accrued through December 17, 1999 was $229,610. The note has been non-interest bearing since December 17, 1999. In connection with the bank commitment discussed above, Mr. Host executed an agreement in favor of the bank, under which he pledged $3,000,000 in cash, 1,113,667 shares of Bull Run common stock and options to purchase 53,600 shares of Bull Run common stock. In consideration for such pledge during the year ending December 31, 2000, Bull Run forgave $162,500 of the interest accrued and payable on Mr. Host's note to Host Communications, representing 1.625% of the value of Mr. Host's pledged assets.

     On March 1, 1999, Bull Run executed an option agreement with Gray, whereby Gray has the option to acquire the Sarkes Tarzian investment from Bull Run for $10 million plus related costs. Gray has the ability to extend the option period in 30 day increments at a fee of $66,700 per extension, and has extended this option through September 30, 2000. In connection with the option agreement, Bull Run received from Gray warrants to acquire 100,000 shares of Gray's class B common stock at $13.625 per share. The warrants will vest immediately upon Gray's exercise of the option. The warrants expire 10 years from the date on which Gray exercises its option.

     W. James Host owns a 10 percent interest in the owner of two buildings leased to Host Communications, a subsidiary of Bull Run, for an aggregate rental of $500,000 per year.

     W. James Host has an agreement with Host Communications, under which he is entitled to receive $200,000 annually, in monthly installments for a period of eight years commencing with the termination of his employment with Host Communications.

     In connection with Bull Run's acquisition of Host Communications in December 1999, Bull Run issued W. James Host, Robert S. Prather, Jr., and certain other stockholders of Host Communications, as partial consideration for Mr. Host's, Mr. Prather's and such other stockholders' securities in Host Communications, Bull Run's 8% promissory note due in January 2003. The principal amount of Mr. Host's promissory note is $1,760,600 and the principal amount of Mr. Prather's promissory note is $72,422.

PERFORMANCE GRAPH

     The following graphs compare the cumulative total return on Bull Run common stock during the past five years with the cumulative total return during the same period of the stocks which comprise the Nasdaq Stock Market (U.S. companies) and the Dow Jones Advertising Index, and the Nasdaq Stock Market (U.S. Companies), the Nasdaq Computer and Office Equipment Index and NYSE Television Broadcasting Stations Index.

     The Nasdaq Stock Market (U.S. companies), the Dow Jones Advertising Index, the Nasdaq Computer and Office Equipment Index and the NYSE Television Broadcasting Stations Index are weighted by market capitalization. Bull Run has selected the Dow Jones Advertising Index as a result of its acquisition of Host Communications, Inc. in December 1999, the broad industry in which this wholly-owned subsidiary principally operates. Bull Run has selected the NYSE Television Broadcasting Stations Index as a result of its significant investment in Gray Communications and the Nasdaq Computer and Office Equipment Index, which is the industry in which Bull Run's wholly-owned subsidiary, Datasouth, operates. These indices are no longer used due to Bull Run's decision to sell Datasouth and the significance of Bull Run's new subsidiary, Host Communications.

     The graphs reflect the investment of $100 on December 31, 1994 in Bull Run common stock, in the stocks in the Nasdaq Stock Market (U.S. companies), the Dow Jones Advertising Index, the Nasdaq Computer and Office Equipment Index and the NYSE Television Broadcasting Stations Index. Dividends are assumed to have been reinvested as paid.

                                                                             NASDAQ STOCK MARKET (US      DOW JONES ADVERTISING
                                                      BULL RUN CORP                COMPANIES)                     INDEX
                                                      -------------          -----------------------      ---------------------
12/31/94                                                  100.00                      100.00                      100.00
12/31/95                                                  177.89                      141.34                      140.89
12/31/96                                                  130.77                      173.89                      161.60
12/31/97                                                  236.54                      213.05                      270.37
12/31/98                                                  207.69                      300.42                      396.32
12/31/99                                                  361.54                      558.46                      664.54
Cumulative Return                                         261.54%                     458.46%                     564.54%

                                                                                     NASDAQ STOCKS (RADIO       NASDAQ STOCKS
                                                             NASDAQ STOCK MARKET         & TELEVISION         (COMPUTER & OFFICE
                                         BULL RUN CORP          (US COMPANIES)      BROADCASTING STATIONS)     EQUIPMENT INDEX)
                                         -------------       -------------------    ----------------------    ------------------
12/31/94                                     100.00                 100.00                   100.00                  100.00
12/31/95                                     177.89                 141.34                   121.37                  159.74
12/31/96                                     130.77                 173.89                   142.40                  219.69
12/31/97                                     236.54                 213.05                   271.10                  264.94
12/31/98                                     207.69                 300.42                   321.92                  583.55
12/31/99                                     361.54                 558.46                   632.69                 1239.74
Cumulative Return                            261.54%                458.46%                  532.69%                1139.74%

Dow Jones Advertising Index includes primarily companies whose SIC (Standard Industrial Classification) begins with 731.
Nasdaq Computer and Office Equipment Index includes companies whose SIC (Standard Industrial Classification) begins with 357.
NYSE Television Broadcasting Stations Index includes companies whose SIC (Standard Industrial Classification) begins with 483.

                    CONFIRMATION OF APPOINTMENT OF AUDITORS

     The Bull Run board of directors recommends that the stockholders confirm the appointment of Ernst & Young LLP to audit the books and accounts of Bull Run for the fiscal year ending June 30, 2001.

     Representatives of Ernst & Young LLP are expected to be available at the meeting of stockholders to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

     If a Bull Run stockholder notifies Bull Run after August 12, 2001 of an intent to present a proposal at Bull Run's 2001 annual meeting, Bull Run will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Stockholder proposals to be presented at the 2001 annual meeting must be received by Bull Run on or before June 15, 2001 for inclusion in the proxy statement and proxy card relating to that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     Bull Run has filed an Annual Report on Form 10-K for the fiscal year ended June 30, 2000 with the Securities and Exchange Commission. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by requesting a copy in writing or by telephone from Bull Run at the following address:

                              Bull Run Corporation
                           4370 Peachtree Road, N.E.
                             Atlanta, Georgia 30319
                                 (404) 266-8333
                         Attention: Investor Relations

     The exhibits to the Form 10-K are available upon payment of charges which approximate Bull Run's reproduction costs. If you would like to request documents, please do so by October 15, 2000 to receive them before the Bull Run stockholders' annual meeting.

                                          By Order of the Board of Directors,

                                          Robert S. Prather, Jr.
                                          President and Chief Executive Officer

Atlanta, Georgia
September 28, 2000

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                              BULL RUN CORPORATION
               4370 PEACHTREE ROAD, N.E. / ATLANTA, GEORGIA 30319

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS    NOVEMBER 1, 2000

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

 The undersigned stockholder of Bull Run hereby appoints each of Robert S. Prather, Jr. and Frederick J. Erickson, attorneys and proxies with full power of substitution, to represent the undersigned and vote all shares of the common stock of Bull Run which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of Bull Run to be held at 10:00 A.M., on November 1, 2000, at 4370 Peachtree Road, N.E., Atlanta, Georgia and at any adjournments or postponements thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the Meeting and any adjournments or postponements thereof.
 This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
 STOCKHOLDERS WISHING TO VOTE BY TELEPHONE MAY DO SO BY CALLING TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-888-216-1341 AND FOLLOWING THE RECORDED INSTRUCTIONS. STOCKHOLDERS MAY ALSO VOTE ON THE INTERNET BY LOGGING ON TO http://www.proxyvotenow/bull AND FOLLOWING THE INSTRUCTIONS APPEARING ON THAT SITE.
 UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please mark boxes [X] in blue or black ink.

   1. Election of Directors

[ ] FOR all nominees listed below (EXCEPT AS MARKED TO THE             [ ] WITHHOLD AUTHORITY to vote for all nominees
    CONTRARY BELOW)                                                        listed below

   Nominees: J. Mack Robinson (01), Gerald N. Agranoff (02), James W. Busby
(03), W. James Host (04), Hilton H. Howell, Jr. (05) and
        Robert S. Prather, Jr. (06)

  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

   2. Ratification of the appointment of Ernst & Young LLP as auditors of the Company for the year ending June 30, 2001.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

   3. In their discretion, on any other matters that may properly come before the Meeting and any adjournments thereof.

                                                  Dated:                  , 2000
                                                        ------------------



                                                  ------------------------------
                                                  Signature of Stockholder(s)

                                                  ------------------------------
                                                  Name of Stockholder(s)

   NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                      PLEASE COMPLETE, DATE, SIGN AND MAIL
                           THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.